UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): September 20, 2007
H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri	1-6089	44-0607856
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification Number)
One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices) (Zip Code)
(816) 854-3000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
Item 4.01. Changes in Registrant’s Certifying Accountant
Item 9.01.Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
Letter from KPMG to the SEC
Press Release

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
As previously disclosed in a Form 8-K filed on August 22, 2007, Block Financial Corporation (“BFC”), a wholly-owned subsidiary of H&R Block, Inc. (the “Company”), is a party to a $1.0 billion Five-Year Credit and Guarantee Agreement dated August 10, 2005 and a $1.0 billion Amended and Restated Five-Year Credit and Guarantee Agreement dated August 10, 2005 (collectively, the “BFC Credit Facilities”).
On September 24, 2007, BFC drew a combined $250.0 million under the BFC Credit Facilities. The draws provide a more stable source of funds to support BFC’s short-term needs in light of recent market conditions that have negatively impacted the availability and term of commercial paper. The combined $250.0 million draws bear interest at the Eurodollar Rate (as defined in the BFC Credit Facilities) plus an applicable margin and are subject to adjustments as set forth in the BFC Credit Facilities. The amounts to be borrowed under the BFC Credit Facilities become due and payable on August 10, 2010.
The BFC Credit Facilities contain representations, warranties, covenants and events of default customary for financings of this type. One such covenant requires the Company to maintain a certain level of Adjusted Net Worth, which currently is at least $650.0 million at the last day of any fiscal quarter (Adjusted Net Worth of $1.0 billion reduced by the Company’s repurchases of its own Capital Stock subsequent to April 30, 2005 in an aggregate amount not exceeding $350.0 million). The BFC Credit Facilities also include, without limitation, covenants restricting the Company’s and BFC’s ability to incur additional debt, incur liens, merge or consolidate with other companies, sell or dispose of their respective assets (including equity interests), liquidate or dissolve, make investments, loans, advances, guarantees and acquisitions, and engage in certain transactions with affiliates.
In the event of a default by the Company or BFC under the BFC Credit Facilities, the Administrative Agent may, or at the direction of the requisite lenders shall, terminate the applicable Credit Facility and declare the loans then outstanding, together with any accrued interest thereon and all fees and other obligations of the Company and BFC under such Credit Facility, to be due and payable immediately.
Item 4.01. Changes in Registrant’s Certifying Accountant.
(a) KPMG LLP (“KPMG”) served as the independent registered public accounting firm for the Company from July 10, 2003 until September 20, 2007, at which time the Company dismissed KPMG as the Company’s independent registered public accounting firm. The decision to dismiss KPMG was recommended and approved by the Audit Committee of the Board of Directors of the Company (the “Audit Committee”). The Company announced this event in a press release issued on September 24, 2007, which is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

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The audit reports of KPMG on the consolidated financial statements as of April 30, 2007 and 2006 and for the years then ended contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of April 30, 2007 and 2006 did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle.
During the Company’s two most recent fiscal years and through September 20, 2007, (i) there was no “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except for the material weakness in internal control in financial reporting related to the valuation of certain residual interests in securitizations, which KPMG advised the Company of and was reported by the Company in its quarterly report on Form 10-Q for the quarter ended January 31, 2007. The material weakness was remediated as of April 30, 2007 and, as indicated above, KPMG issued an unqualified report on the Company’s internal control over financial reporting as of April 30, 2007. The Audit Committee discussed the material weakness with KPMG, and the Company has authorized KPMG to respond fully to inquiries from KPMG’s successor regarding the material weakness.
The registrant requested that KPMG furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter dated September 24, 2007, is attached hereto as Exhibit 16.1 to this Form 8-K.
(b) The Audit Committee has begun the process of selecting a new independent registered public accounting firm for the fiscal year ending April 30, 2008 and expects to make this selection during the Company’s fiscal quarter ending October 31, 2007. Once an independent registered public accounting firm has been selected, another Form 8-K will be filed.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
16.1	Letter from KPMG to the Securities and Exchange Commission dated September 24, 2007

99.1	Press release, issued September 24, 2007.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.
Date: September 24, 2007	By:	/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary

EXHIBIT INDEX

Exhibit 16.1	Letter from KPMG to the Securities and Exchange Commission dated September 24, 2007.

Exhibit 99.1.	Press release, issued September 24, 2007.